                                                              Exhibit 23 (a)(ii)

                            ARTICLES SUPPLEMENTARY
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                    SPIRIT OF AMERICA INVESTMENT FUND, INC.

FIRST: The Board of Directors ("Board") of Spirit of America Investment Fund, Inc., a Maryland Corporation ("Corporation") organized on April 18, 1997, has, by action on January 26, 1998, classified or reclassified, as the case may be, five hundred million (500,000,000) shares of capital stock of the Corporation, including all shares previously issued and outstanding, as well as the balance comprised of authorized, but previously unissued and unclassified shares, as Class A shares of the Corporation. The Board has classified the remaining five hundred million (500,000,000) shares of authorized, but previously unissued and unclassified, capital stock of the Corporation as Class B shares of the Corporation.

         The par value of the shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Before the classification and designation described herein, the aggregate par value of all of the authorized shares was one million (1,000,000) dollars and so remains.

         The Class A and Class B shares shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as provided in the Corporation's Articles of Incorporation and as set forth below:

     (1) The net asset values of Class A shares and Class B shares shall be calculated separately. In calculating the net asset values,

 (a) Each class shall be charged with the Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

 (b) Each class shall be charged separately with such other expenses as may be permitted by rule or order of the Securities and Exchange Commission ("SEC") and as the Board shall deem appropriate;

 (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Corporation, except as the SEC may otherwise require;

(2) Dividends and other distributions shall be paid on Class A shares and Class B shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A shares and Class B shares. In calculating the amount of any dividend or other distribution,

     (a) Each class shall be charged with the Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

     (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

     (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Corporation, except as the Securities and Exchange Commission may otherwise require;

(3) Each class shall vote separately on matters pertaining only to that class, as the Board shall from time to time determine. On all other matters, all classes shall vote together, and every share, regardless of class, shall have an equal vote with every other share.

     SECOND: The Corporation is registered with the SEC as an open-end investment company under the Investment Company Act of 1940.

     THIRD: The total number of shares of capital stock that the Corporation has authority to issue remains unchanged.

     FOURTH: The classification described herein was effected by the Board of the Corporation pursuant to a power contained in Section 7(1)(c) and 7(1)(d) of the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned President of Spirit of America Investment Fund, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


Date:                                       By:
     -----------------------                    ----------------------------
                                                  David Lerner, President

Attest:
       -------------------------------
        Constance Ferreira, Secretary


Syosset, New York  (ss)

Subscribed and sworn to before me this     day of February, 2001.
                                       ---

----------------------------
Notary Public